Exhibit 10.12

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Termination Agreement”) is entered into as of November 8, 2021 (the “Effective Date”), by and between Michael Witherill and Rivulet Media, Inc. (the “Company”). The foregoing may each be referred to as a “Party” and collectively as the “Parties.”

RECITALS

A.             The Parties executed a Stock Sale Agreement and a Loan Agreement and Promissory Note, both dated September 27, 2021 (together, the “Stock Sale Agreements”), relating to the purchase and sale of 29,076,665 shares of common stock (the “Regen Common Shares”) and 2,907,666 shares of Series A Preferred Stock of Regen BioPharma, Inc. (the “Regen Preferred Shares” and together, the “Regen Shares”) for the purpose of facilitating a more efficient sale of the Regen Shares.

B.              Mr. Witherill subsequently sold the Regen Preferred Shares, but due to unforeseen difficulties in effecting the subsequent sale of the Regen Common Shares, the Parties now wish to terminate the Stock Sale Agreements and mutually release all Parties from all further obligations and liabilities related thereto, and cause the transfer of the Regen Common Shares from Mr. Witherill back to the Company.

AGREEMENT

NOW THEREFORE, for valuable consideration, the Parties agree as follows:

1.              Termination. The Parties hereby agree that the Stock Sale Agreements are terminated as of the Effective Date, and that all further obligations and liabilities referred to therein shall be of no force and effect. Mr. Witherill will promptly take all actions necessary to transfer the Regen Common Shares back to the Company, including all action that may be required by the Company’s Transfer Agent to effect such transfer.

2.              Mutual Release. The Parties mutually release and forever discharge each other Party and their respective directors, members, officers, representatives, successors, and assigns from any and all actions, causes of action, suits, debts, covenants, disputes, agreements, promises, damages, judgments, claims, and demands stemming from the Stock Sale Agreements, whether in law or in equity, that they ever had, now have, or that they may have, by reason of any act, omission, matter, cause, or thing occurring at any time prior to the execution of this Termination Agreement, whether known or unknown, suspected or unsuspected, foreseen or unforeseen.

3.               Further Assurances. Each Party shall fully cooperate with each other Party with respect to the performance of this Termination Agreement. Each Party will provide or make available to the other Party any information and will execute, acknowledge, and deliver such further documents that may reasonably be required in order to effectively perform this Termination Agreement.

4.              Governing Law. This Termination Agreement is to be governed and construed in accordance with the internal laws (and not choice of laws) of the State of Arizona.

5.               Counterparts. This Termination Agreement may be executed in any number of counterparts, each of which will constitute an original document and all of which together shall constitute one instrument. The exchange of executed counterparts of this Termination Agreement by .pdf or other electronic transmission will constitute effective execution and delivery of this Termination Agreement, and such counterparts may be used in lieu of the original for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first above written.

MICHAEL WITHERILL

/s/ Michael Witherill
Michael Witherill

COMPANY
Rivulet Media, Inc.,
a Delaware corporation

By:	/s/ Michael Witherill
Michael Witherill, President

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